SECOND AMENDMENT TO EMPLOYMENT AGREEMENT          EXHIBIT 10.70


     This Second Amendment to Employment Agreement (this "Second Amendment") is made as of September 22, 1998 (the "Amendment Date"), by and between Miller Building Systems, Inc., a Delaware corporation (the"Company") and Edward C. Craig (the"Employee").

                             RECITALS

A. Pursuant to that certain Employment Agreement dated February 29, 1996 (the "Agreement"), the Company hired the Employee to serve as it's Chief Executive Officer and President.

B. Since the date of the execution of the Agreement, certain changes have occurred in the market and the performance of the Company.

C. The Company, on behalf of it's shareholders, employees and the Board of Directors, desires to recognize the Employee's excellent work, importance to the Company and continued contribution to the Company.

D. The Company and the Employee desire to amend certain provisions of the Agreement to account for such changes, in accordance with the terms and provisions of this First Amendment.

                             CLAUSES

     In consideration of the preceding, and the obligations, covenants and duties identified below, the parties amend the Agreement as follows:

1. Delete existing Sections 1.1c, and 2.1e of The First Amendment in their entirety, and substitute the following in their place.

     1.1C For a period of three (3) years, commencing not later than July 1, 2001, and continuing through June 30, 2004, the Employee shall be available to serve as an independent consultant to the Company. As such, Employee shall be available to perform such duties as may be requested by the Board of Directors, provided that such duties are consistent with Employee's other commitments, responsibilities, and plans. During such period Employee will also be entitled to participate in all Company health benefits on terms that are substantially the same as are then in effect for full time executive employees of the Company.

     2.1E During each of the following (1) the period commencing on July 1, 2001, and continuing through June 30, 2002, and (ii) the period commencing July 1, 2002, and continuing through June 30, 2003, Employee shall be paid an amount equal to one hundred fifteen thousand dollars ($115,000.00) per period. For the period commencing July 1, 2003, and continuing through June 30, 2004, Employee shall be paid an amount equal to fifty thousand dollars ($50,000.00). Said sums are to be payable in equal consecutive monthly (weekly) installments as salary in exchange for Employee's agreement in Section 1.1C (as amended hereinabove) to be available for c consulting duties. However, said sums are guaranteed by the Company, and will be payable to Employee (or his estate) even if Employee is not able to perform consulting duties for any reason (including due to death or incapacity).

2. The terms and provisions of this Second Amendment shall prevail if there is any conflict between the terms of the First or Second Amendments and the terms of the Agreement. However, except as the First or Second Amendments specifically provided, all terms of the Agreement shall remain in full force and effect without change, modification or deletion.

3. The laws of the State of Indiana shall govern the terms and provisions of this Second Amendment.

     The parties have executed this Second Amendment as of the Amendment Date.


EMPLOYEE:                       THE COMPANY:

                                Miller Building Services, a Delaware Corporation


\Edward C. Craig                By: \Steven F. Graver
Edward C. Craig, Individually
                                Its: \Chairman of the Board



                                \Thomas J. Martini
                                Secretary/Treasurer